Exhibit 23J

CONSENT OF INDEPENDENT AUDITORS

Seligman Value Fund Series, Inc. (comprising the Seligman Large-Cap Value Fund and the Seligman Small-Cap Value Fund):

We consent to the use in Post-Effective Amendment No. 12 to Registration Statement No. 333-20621 on Form N-1A of our reports dated February 15, 2002, appearing in the December 31, 2001 Annual Reports to Shareholders, which are incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are part of such Registration Statement, and to the references to us under the captions "General Information" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


DELOITTE & TOUCHE LLP

New York, New York
April 24, 2002